FORM OF LETTER AGREEMENT

AMG GW&K Small Cap Growth Fund

Investment Management Agreement

June 30, 2015

AMG Funds LLC

800 Connecticut Avenue

Norwalk, Connecticut 06854

Attn: Keitha L. Kinne, Chief Operating Officer

Re:	Investment Management Agreement between AMG Funds LLC (formerly known as The Managers Funds LLC) and AMG Funds (formerly known as Managers AMG Funds), dated as of October 19, 1999, and as amended from time to time (the “Investment Management Agreement”)

Ladies and Gentlemen:

Pursuant to Section 1(b) of the Investment Management Agreement, the Trust hereby notifies you that it is establishing a new series to be named AMG GW&K Small Cap Growth Fund (the “New Fund”), and that the Trust desires to retain AMG Funds to provide management and investment advisory services with respect to the New Fund pursuant to the terms and conditions of the Investment Management Agreement. Attached as Appendix A is an addendum to Schedule A to the Investment Management Agreement.

Please acknowledge your agreement to provide such management and investment advisory services to the New Fund by executing this letter agreement in the space provided below and then returning it to the undersigned.

Sincerely,

AMG Funds

By:
Name: Donald S. Rumery
Title: Treasurer, Chief Financial Officer, and Principal Financial Officer

ACKNOWLEDGED AND ACCEPTED

AMG Funds LLC

By:
Name: Keitha L. Kinne
Title: Chief Operating Officer
Date: June 30, 2015

Appendix A

ADDENDUM TO

SCHEDULE A

AMG GW&K Small Cap Growth Fund

Advisory Fees pursuant to Section 2(a)

The Trust shall pay to the Advisor an annual gross investment advisory fee equal to 0.75% of the average daily net assets of AMG GW&K Small Cap Growth Fund. Such fee shall be accrued daily and paid as soon as practical after the last day of each calendar month.

Administration Fees Pursuant to Section 2(b)

None.